Exhibit 4(c)
                                SECOND AMENDMENT

                          Dated as of December 17, 1996


         THIS SECOND AMENDMENT, dated as of December 17, 1996 (this "Second Amendment"), amends the Credit Agreement, dated as of November 21, 1994 as previously amended by the First Amendment dated October 23, 1995 (the "Credit Agreement"), among WISCONSIN CENTRAL TRANSPORTATION CORPORATION (the "Company"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Agent, BANK OF AMERICA ILLINOIS, as Issuing Bank, and the other financial institutions party thereto. Capitalized terms used in this Second Amendment and not otherwise defined herein have the meanings ascribed to such terms in the Credit Agreement.

                              W I T N E S S E T H:

         WHEREAS, the parties hereto have entered into the Credit Agreement which provides for the Banks to make extensions of credit to the Company from time to time; and

         WHEREAS, the parties hereto desire to amend the Credit
Agreement as hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

         SECTION 1 AMENDMENTS. Effective on (and subject to the occurrence of) the Second Amendment Effective Date (as hereinafter defined), the Credit Agreement shall be amended as follows:

         1.1 Applicable Fee Percentage. The table set forth in the definition of "Applicable Fee Percentage" in Section 1.1 of the Credit Agreement is amended to read as follows:


                  Applicable Fee    Applicable Fee    Applicable Fee
                  Percentage for    Percentage for    Percentage for
Pricing Level     Commitment Fees   Facility Fees        L/C Fees
---------------------------------------------------------------------
Level I               0.0500%          0.0750%            0.1875%
---------------------------------------------------------------------
Level II              0.0500%          0.0875%            0.2250%
---------------------------------------------------------------------
Level III             0.0575%          0.1250%            0.3000%
---------------------------------------------------------------------
Level IV              0.0900%          0.1750%            0.4500%.

         1.2 Applicable Margin. The table set forth in the definition of "Applicable Margin" in Section 1.1 of the Credit
Agreement is amended to read as follows:


                       Applicable Margin       Applicable Margin
                          for Offshore               for
Pricing Level              Rate Loans            CD Rate Loans
--------------------------------------------------------------------
Level I                    0.2000%                 0.3250%
--------------------------------------------------------------------
Level II                   0.2550%                 0.3800%
--------------------------------------------------------------------
Level III                  0.3000%                 0.4250%
--------------------------------------------------------------------
Level IV                   0.4550%                 0.5800%.



         1.3 Interest Period. Clause (iii) of the proviso to the definition of "Interest Period" in Section 1.1 of the Credit
Agreement is amended by deleting "October 31, 1999" and inserting in its place "October 31, 2000".

         1.4 Investment/Restricted Payment Cap. The definition of "Investment/Restricted Payment Cap" in Section 1.1 of the Credit
Agreement is deleted.

         1.5      Majority Banks.  The definition of "Majority Banks" in
Section 1.1 of the Credit Agreement is amended to read as follows:

                  "Majority Banks" means, at all times, (a) at any time prior to the Revolving Termination Date Banks then holding at least 51% of the Commitments, or after the Revolving Termination Date if no Loans are outstanding, Banks holding at least 51% of the Commitments on the Revolving Termination Date, and (b) otherwise, Banks then holding at least 51% of the Loans.

         1.6 Permitted Receivables Securitization. Section 1.1 of the Credit Agreement is amended by inserting the following definition of Permitted Receivables Securitization in proper alphabetical order:

                  "Permitted Receivables Securitization" means any trade receivables securitization provided (i) no Default or Event of Default exists at the time of any disposition or creation of any Lien pursuant to any such transaction, or would result therefrom, (ii) the amount by which the outstanding balance of the pool of receivables transferred or on which a Lien has been granted exceeds $70,000,000 at any time would be permitted to be incurred as Funded Debt without breaching

         Section 8.14 and at any time any such excess exists the amount of such excess is treated as Funded Debt for purposes of calculating the
         Leverage Ratio, and (iii) any excess servicing spread or cash collateral associated with such trade receivables securitization is deducted from the net worth of the Company and the Restricted Subsidiaries for the purpose of calculating all financial tests under this Agreement.

         1.7 Revolving Termination Date. Clause (a) of the definition of "Revolving Termination Date" is amended by deleting
"October 31, 1999" and inserting in its place "October 31, 2000".

         1.8 Accounting Principles. Subsection 1.3(a) of the Credit Agreement is amended to read as follows:

                  (a) Unless the context otherwise clearly requires and except as set forth in the definition of Permitted Receivables Securitization, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP consistently applied; provided that if any change in GAAP from that applied in the preparation of the financial statements referred to in Section 6.11 is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Accounting Principle Board, Financial Accounting Standards Board or the American Institute of Certified Public Accountants, the initial announcement of which is made after the Closing Date, and results in a change in the method of regulation or calculation of the covenants set forth in Section 8.13, 8.14 or 8.15, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to reflect such changes with the desired result that the criteria for evaluating the Company's financial condition shall be the same after such changes as if such changes had not been made; and provided, further, that until such time as the parties hereto agree upon such amendments, such financial covenants, standards and terms shall be construed and calculated as though such change had not taken place.

         1.9 Revised Commitments. Schedule 2.1 of the Credit Agreement is amended to read as set forth in Exhibit A hereto.

         1.10 Interest Periods for Committed Loans. Section 2.3(d) of the Credit Agreement is amended to read as follows:

                  (d) After giving effect to any Committed Borrowing, there may not be more than nine different Interest Periods in effect in respect of all Committed Loans and, if the

         Agent is then acting as the Bid Agent, Bid Loans together then outstanding.

         1.11 Interest Periods for Bid Loans. Clause (b) of the second proviso to Section 2.5 of the Credit Agreement shall be amended to read as follows:

                  (b) at any time the Agent is acting as the Bid Agent, the number of Interest Periods for Bid Loans then outstanding plus the number of Interest Periods for Committed Loans together then outstanding exceeds nine.

         1.12     Senior Debt Rating.  Article VII of the Credit
Agreement is amended by inserting the following Section 7.10 following Section 7.9 thereof:

           Section 7.10  Maintenance of Senior Debt Rating.  On
         an annual basis and within 45 days after receipt, the Company will provide evidence of its current senior debt rating by Moody's or S&P as documented by said rating agency to the Agent and all Banks; it being agreed that any rating of a rating agency for which the Company does not so provide such evidence, and for which the Agent and the Banks do not otherwise have evidence of a current rating of the Company's senior debt, shall not be considered in determining the applicable Pricing Level (in which case the Pricing Level shall be determined based on the rating of the rating agency for which the Company did provide such evidence or for which the Agent and the Banks do have such evidence and/or the Leverage Ratio, as provided in this Agreement) and that there shall be no other consequence of the failure of the Company to comply with the requirements of this sentence. Further, the Company shall promptly notify the Agent of any change in or withdrawal of the Company's senior debt rating by Moody's or S&P when the Company becomes aware of any such change or withdrawal.

         1.13 Liens on Acquired Property. Subsection 8.1(j) of the Credit Agreement is amended to read as follows:

                  (j) security interests on any property acquired or held by the Company or any Restricted Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 180 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, and
         (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

         1.14 Liens on Receivables. Subsection 8.1(v) of the Credit Agreement is amended by deleting "and" at the end thereof. Subsection 8.1(w) of the Credit Agreement is deleted and the following subsection 8.1(w) and subsection 8.1(y) are inserted in its place:

                           (w) Liens on trade receivables that are the subject of a Permitted Receivables Securitization incurred in connection with such Permitted Receivables Securitization; and

                           (y) other Liens securing obligations not in excess of $1,000,000 in principal amount at any one time outstanding in the aggregate.

         1.15 Disposition of Assets. Subsection 8.2(d) of the Credit Agreement is amended by deleting "and" at the end thereof. Subsection 8.2(e) of the Credit Agreement is deleted and the following subsection 8.2(e) and subsection 8.2(f) are inserted in its place:

                  (e) dispositions of trade receivables pursuant to Permitted Receivables Securitizations; and

                  (f) dispositions of real and personal property not otherwise permitted hereunder (other than any trade receivables securitization or other dispositions of trade receivables, the permissibility of which shall be considered under subsection 8.2(e)) which are made for fair market value; provided that (i) at the time of any disposition, a Default or an Event of Default shall not exist or result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate book value of all assets disposed of by the Company and its Restricted Subsidiaries pursuant to such dispositions since the Closing Date may not exceed 30% of Net Tangible Assets owned by the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter; and provided, further that to the extent the net proceeds from any such disposition are reinvested within 180 days of the disposition giving rise thereto in similar assets of equivalent value acquired by the Company or any Restricted Subsidiary the value of such disposed of assets shall not be included in the calculation contained in clause (iii) next above.

         1.16 Limitation on Indebtedness. Subsection 8.5(c) of the Credit Agreement is amended by deleting "the Insurance Company Debt" and inserting "[Reserved]" in its place. Subsection 8.5(d) of the Credit Agreement is amended by deleting "$20,000,000" and inserting "$25,000,000" in its place.

         1.17 Certain Investments. Subsection 8.4(d) of the Credit Agreement is amended to read as follows:

                  (d) investments incurred in order to consummate Acquisitions otherwise permitted herein, provided that (i) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and
         (ii) the prior, effective consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained; and provided, further that the permissibility of investments to consummate Acquisitions of Unrestricted Subsidiaries shall be considered under subsection 8.4(f).

         1.18 Certain Other Investments. Subsection 8.4(f) and subsection 8.4(g) of the Credit Agreement and the proviso appearing after subsection 8.4(g) are deleted and the following subsection 8.4(f) and proviso are inserted in their place:

                  (f) investments in or loans to Unrestricted Subsidiaries and investments in other Persons not specifically permitted by subsection 8.4(a) through subsection 8.4(e) above or subsection 8.4(g) below with an aggregate Outstanding Amount at any time not exceeding 50% of the consolidated net worth of the Company and its Restricted Subsidiaries at the end of the most recently completed fiscal quarter of the Company (exclusive of any net worth of Unrestricted Subsidiaries). "Outstanding Amount" for purposes of this subsection 8.4(f) means, with respect to any investment or loan, the amount of such investment or loan (or with respect to any Commitment to make an investment or loan, the amount of such Commitment) as reduced by (x) cash repayments of principal (and the reduction of unused commitments), in the case of loans, and (y) cash dividends or other returns of capital or divestures paid in cash, in each case net of all taxes payable thereon (and the reductions of any unused commitments to make investments);

         provided that no investment or loan permitted pursuant to subsections 8.4(d), (e) and (f) may be made if before or after giving effect to any such investment or loan a Default or Event of Default shall exist; and

         1.19 Conforming Changes to Investment Covenant. Subsection 8.4(e) of the Credit Agreement is amended by deleting the reference to "subsection 8.4(g)" and inserting in its place "subsection 8.4(f)". In addition, subsection 8.4(h) of the Credit Agreement is amended by deleting "(h)" at the beginning thereof and inserting "(g)" in its place.

         1.20  Contingent Obligations.  Subsection 8.9(e) of the
Credit Agreement is amended to read as follows:

                  (e) additional Contingent Obligations not otherwise permitted hereunder; provided that, at the time of creation, incurrence or assumption of such Contingent Obligation, the amount of such Contingent Obligation (determined in a manner consistent with the last sentence of the definition thereof) of the Company or the Restricted Subsidiary in question would be permitted to be treated, without a Default or an Event of Default occurring or continuing to exist as a result thereof, as Funded Debt permitted to be incurred by the Company without breaching Section 8.14, and thereafter such amount, so long as the related Contingent Obligation exists, shall be treated as Funded Debt for the purpose of calculating the Leverage Ratio; and provided, further, Contingent Obligations of Restricted Subsidiaries permitted pursuant to this subsection 8.9(e) shall (x) only support Indebtedness of the Company or its Subsidiaries, (y) not, in the case of Contingent Obligations supporting Indebtedness of the Company, at any time exceed $100,000,000 in the aggregate for all such Contingent Obligations and
         (z) not, in the case of Contingent Obligations supporting Indebtedness of the Subsidiaries of the Company, at any time exceed $20,000,000 in the aggregate for all such Contingent Obligations (in the case of clauses (x) and (y), determined in a manner consistent with the last sentence of the definition of Contingent Obligation).

         1.21 Restricted Payments. Paragraph (iii) of subsection 8.10(b) of the Credit Agreement is amended to read as follows:

         (iii) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash, provided, that
         (A) immediately after giving effect to such proposed action, no Default or Event of Default would exist, (B) Net Income for the fiscal quarter prior to the fiscal quarter in which such payment is made was greater than zero, and (C) the aggregate of all payments with respect to any of the foregoing since the First Amendment Effective Date would not exceed 50% of Net Income for the period beginning January 1, 1995 and ending on the last day of the fiscal quarter prior to the fiscal quarter in which such payment is made.

         1.22 Sault Ste. Marie Bridge Company. The status of Sault Ste. Marie Bridge Company ("Sault Ste. Marie") is changed from an
Unrestricted Subsidiary to a Restricted Subsidiary and

Schedule 6.16 to the Credit Agreement is amended to reflect such change.

SECTION 2  ADDITION OF BANK; ASSIGNMENTS.

         2.1 New Bank. The Chase Manhattan Bank (the "New Bank") hereby: confirms that it has received a copy of the Credit Agreement, the exhibits thereto and the First Amendment thereto; and acknowledges and agrees that neither the Agent nor the Issuing Bank has made any representation or warranty about the creditworthiness of the Company or any other party to the Amended Credit Agreement (as defined below) or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Amended Credit Agreement or any other Loan Document or the value of any security therefor. Upon the effectiveness of this Second Amendment, the New Bank shall be a party to the Amended Credit Agreement and have all the rights and obligations of a "Bank" thereunder and agrees to be bound by the terms and conditions thereof.

         2.2 Assignments of Committed Loans on Second Amendment Effective Date. By its execution of this Agreement each of the Banks agrees, and the Company and the Agent acknowledge, that:

                  (a) effective as of the Second Amendment Effective Date, each of The Northern Trust Company, Firstar Bank Milwaukee, N.A. and Harris Trust and Savings Bank (each, an "Assignor Bank") hereby (i) sells and assigns to The First National Bank of Boston, The Bank of New York, The Bank of Nova Scotia and The Chase Manhattan Bank (each, an "Assignee Bank"), without recourse or warranty (except as set forth in clause (d) of this Section 2.2), (A) the principal amount of such Assignor Bank's outstanding Committed Loans necessary so that after giving effect to such assignments the retained portion of each Committed Loan of such Assignor Bank is outstanding in accordance with such Bank's Pro Rata Share (determined giving effect to this Second Amendment) and (B) the percentage of such Assignor Bank's participations in all outstanding Letters of Credit necessary so that after giving effect to such assignments each participation of such Assignor Bank in each such Letter of Credit are outstanding in accordance with such Bank's Pro Rata Share (determined giving effect to this Second Amendment) (provided, that each Assignor Bank retains the right to receive unpaid interest accrued on the Committed Loans and to but excluding the Second Amendment Effective Date and L/C Fees attributable to the period prior to the Second Amendment Effective Date) (such principal amount of such Committed Loans together with such percentages of such participations, is herein called the "Assigned Interest");

                  (b) effective as of the Second Amendment Effective Date, each Assignee Bank hereby purchases the Assigned Interests and assumes the obligations with respect to the participations in the Letters of Credit included therein in an amount so that after giving effect to such assignments and assumptions each Assignee Bank owns Committed Loans for each Committed Borrowing and participations in Letters of Credit in accordance with such Bank's Pro Rata Share (determined giving effect to this Second Amendment);

                  (c) each Assignee Bank will pay to the Agent (for the account of the Assignor Banks), not later than 2 P.M., Chicago time, on the Second Amendment Effective Date, an amount equal to the principal amount of the Committed Loans being purchased by such Assignee Bank pursuant to Section 2.2(a) and after the receipt of such funds the Agent shall pay to each Assignor Bank an amount equal to the principal amount of the Committed Loans being sold by such Assignor Bank pursuant to Section 2.2(b);

                  (d) as of the Second Amendment Effective Date, prior to giving effect to any sale, assignment and delegation under this Section 2.2 as of such date, each Assignor Bank represents and warrants, as to the assignment effected by such Assignor Bank, that as of the Second Amendment Effective Date such Assignor Bank is the legal and beneficial owner of the Assigned Interests being assigned by it hereunder, that it has the right and power to assign such Assigned Interests and that such Assigned Interests are free and clear of any adverse claim or encumbrance created or permitted by such Assignor Bank;

                  (e) from and after the Second Amendment Effective Date, the Agent shall make all payments under this Agreement in respect of the Assigned Interest, other than retained rights to interest payments and fees as set forth in clause (a) above, to the Assignee Banks; and

                  (f) the Interest Period and interest rate for each Offshore Rate a portion of which is assigned pursuant to this Section 2.2 shall be unaffected by such assignment and no Bank shall be entitled to any claim under Section 4.4(d) of the Credit Agreement as a result of such assignment.

         2.3 Payment of Fees. On the Second Amendment Effective Date, the Company shall pay to the Agent for the account of each Bank (other than the New
Bank):

                  (a) the Commitment Fee accrued up to the Second Amendment Effective Date calculated as provided in the Credit
Agreement except that for the purposes of such payment, the

Commitment Fee shall be based upon the average daily unused portion of the combined Commitments for the period commencing on the first day of the current calendar quarter to but excluding the Second Amendment Effective Date (it being agreed that the payment of the Commitment Fee due at the end of the current calendar quarter shall be the Commitment Fee accrued during, and shall be based upon the average daily unused portion of the combined Commitments for, the period commencing on the Second Amendment Effective Date through the end of the current calendar quarter); and

                  (b) the Facility Fee accrued up to the Second Amendment Effective Date (it being agreed that the payment of the Facility Fee due at the end of the current calendar quarter shall be the Facility Fee accrued during the period commencing on the Second Amendment Effective Date through the end of the current calendar quarter).

         SECTION 3 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Banks as follows:

         3.1 Credit Agreement Warranties. Each representation and warranty of the Company set forth in Article VI of the Credit Agreement, as amended by this Second Amendment (as so amended, the "Amended Credit Agreement"), is true and correct as of the date of the execution and delivery of this Second Amendment by the Company, with the same effect as if made on such date.

         3.2 Authorization; No Conflict. The (a) execution and delivery by (i) the Company of this Second Amendment, (ii) Sault Ste. Marie of the Guaranty and
(iii) each Restricted Subsidiary of the Consent of Guarantors (as hereinafter defined), and (b) performance by (i) the Company of its obligations under the Amended Credit Agreement, and (ii) each Restricted Subsidiary of the Guaranty, are within the corporate powers of the Company and each Restricted Subsidiary, as applicable, have been duly authorized by all necessary corporate action on the part of the Company and each Restricted Subsidiary, have received all necessary governmental approval, and do not and will not (x) violate any provision of law or of any order, decree or judgment which is binding on the Company or any Restricted Subsidiary, (y) contravene or conflict with, or result in a breach of, any provision of the Organization Documents of the Company or any Restricted Subsidiary or of any agreement, indenture, instrument or other document which is binding on the Company or any Restricted Subsidiary or (z) result in, or require, the creation or imposition of any Lien on any property of the Company or any Restricted Subsidiary.

         3.3 Validity and Binding Nature. Upon the execution and delivery hereof by all of the parties hereto, each of this Second


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



Amendment and the Amended Credit Agreement will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         3.4 Guaranty. After the effectiveness of this Second Amendment, the Guaranty will continue in full force and effect and will continue to be the legal, valid and binding obligation of each Restricted Subsidiary, enforceable against each Restricted Subsidiary in accordance with its terms.

         SECTION 4 SECOND AMENDMENT  EFFECTIVE DATE. The amendments set forth in
Section 1 hereof shall become effective, as of the day and year first above written, on such date (the "Second Amendment Effective Date") when all of the following conditions precedent have been satisfied:

         4.1 Documents. The Agent shall have received all of the following, each in form and substance satisfactory to the Agent and the Banks:

         (a) counterparts of this Second Amendment executed by all of the parties hereto;

         (b)  counterparts of the Guaranty executed by Sault Ste.
         Marie;

         (c) the consent substantially in the form of Exhibit B attached hereto (the "Consent of Guarantors") executed by each Restricted Subsidiary;

         (d) certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution and delivery of this Second Amendment and the performance by the Company of its obligations under the Amended Credit Agreement;

         (e) a certificate of the Secretary or an Assistant Secretary of the Company certifying the names of the officer or officers authorized to sign this Second Amendment, together with a sample of the true signature of each such officer;

         (f) certified copies of resolutions of the Board of Directors of each Restricted Subsidiary authorizing or ratifying the execution and delivery of the Consent of Guarantors (and the Guaranty in the case of Sault Ste. Marie) and the performance of each Restricted Subsidiary of its obligations under the Guaranty;

         (g) a certificate of the Secretary or Assistant Secretary of each Restricted Subsidiary certifying the names of the officer or officers of such Restricted Subsidiary authorized to sign the Consent of Guarantors (and the Guaranty in the case of Sault Ste. Marie);

         (h) the opinion of counsel for the Company and Restricted Subsidiaries in substantially the form of Exhibit C attached hereto;

         (i) a certificate of the Company as to the satisfaction of the conditions set forth in Sections 4.2 and 4.3 of this Second Amendment;

         (j) evidence of the Company's current S&P rating as published by S&P in their August 1996 Global Sector Review; and

         (k) such other documents as the Agent or any Bank may reasonably request in connection with the Company's authorization, execution and delivery of this Second Amendment.

         4.2 No Default. No Event of Default or Default shall exist.

         4.3 Representations and Warranties. The representations and warranties set forth in Section 3 of this Second Amendment are true and correct on such date with the same effect as if made on such date.

         SECTION 5  MISCELLANEOUS.

         5.1 Continuing Effectiveness, etc. The Credit Agreement, as hereby amended, and each other Loan Document shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the Second Amendment Effective Date, all references in the Credit Agreement to "this Agreement", and all references in any Loan Document to "Credit Agreement", shall refer to the Amended Credit Agreement unless the context otherwise requires.

         5.2 Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Second Amendment.

         5.3 Governing Law. This Second Amendment shall be a contract made under and governed by the internal laws of the State of Illinois without regard to principles of conflicts of law.

         5.4 Successors and Assigns. This Second Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and the respective successors and assigns of the Banks and the Agent.

         5.5  Loan Document.  This Second Amendment is a Loan
Document.


                      [signature pages immediately follow]

         Delivered at Chicago, Illinois, as of the day and year first above written.

                                        WISCONSIN CENTRAL TRANSPORTATION
                                        CORPORATION



                                        By:/s/  Thomas F. Power, Jr.
                                        Name: Thomas F. Power, Jr.
                                        Title: Executive V.P. - C.F.O.



                                        BANK OF AMERICA NATIONAL TRUST
                                        AND SAVINGS ASSOCIATION, as
                                        Agent



                                        By:/s/ Bridget Garavalia
                                        Name:  Bridget Garavalia
                                        Title: Managing Director




                                        BANK OF AMERICA ILLINOIS, as
                                        Issuing Bank



                                        By:/s/ Bridget Garavalia
                                        Name:  Bridget Garavalia
                                        Title: Managing Director



                                        BANK OF AMERICA NATIONAL TRUST
                                        AND SAVINGS ASSOCIATION, as a
                                        Bank providing Bid Loans



                                        By:/s/ Bridget Garavalia
                                        Name:  Bridget Garavalia
                                        Title: Managing Director

                                        BANK OF AMERICA ILLINOIS, as a
                                        Bank



                                        By:/s/ Bridget Garavalia
                                        Name:  Bridget Garavalia
                                        Title: Managing Director




                                        THE FIRST NATIONAL BANK OF
                                        BOSTON



                                        By:/s/ Linda W. McSweeney
                                        Name: Linda W. McSweeney
                                        Title: Vice President




                                        THE BANK OF NEW YORK



                                        By:/s/ John M. Lokay, Jr.
                                        Name:  John M. Lokay, Jr.
                                        Title: Vice President



                                        FIRSTAR BANK MILWAUKEE, N.A.



                                        By:/s/ R. Bruce Anthony
                                        Name: R. Bruce Anthony
                                        Title:Commercial Banking Officer



                                        THE NORTHERN TRUST COMPANY



                                        By:/s/ Brian D. Beitz
                                        Name:  Brian D. Beitz
                                        Title:  Vice President

                                        HARRIS TRUST AND SAVINGS BANK



                                        By:/s/ Frank F. Pagura, Jr.
                                        Name: Frank F. Pagura, Jr.
                                        Title:  Vice President



                                        THE BANK OF NOVA SCOTIA



                                        By:/s/ F.C.H. Ashby
                                        Name: F.C.H. Ashby
                                        Title:Senior Manager Loan Operations




                                        THE CHASE MANHATTAN BANK



                                        By:/s/ Timothy J. Storns
                                        Name: Timothy J. Storns
                                        Title: Credit Executive

                                                  Exhibit A to Second Amendment


                                                                   SCHEDULE 2.1



                                   COMMITMENTS
                               AND PRO RATA SHARES



                                                    Pro Rata
            Bank                  Commitment          Share
            ----                  ----------          -----

Bank of America Illinois         $ 81,250,000      25.0000000%

The First National Bank            50,000,000      15.3846154
of Boston

The Bank of New York               50,000,000      15.3846154

The Northern Trust Company         40,000,000      12.3076923

Firstar Bank Milwaukee, N.A.       25,000,000       7.6923077

Harris Trust and Savings Bank      40,000,000      12.3076923

The Bank of Nova Scotia            25,000,000       7.6923077

The Chase Manhattan Bank           13,750,000       4.2307692



                    TOTAL        $325,000,000             100%

                                                  Exhibit B to Second Amendment


                              CONSENT OF GUARANTORS

         Each of the undersigned has issued a Guaranty, dated as of November 21, 1994 (the "Guaranty"), in favor of Bank of America National Trust and Savings Association (individually and as Agent), Bank of America Illinois (individually and as Issuing Bank) and the other Banks which are parties to the Credit Agreement, dated as of November 21, 1994 (the "Credit Agreement"), among Wisconsin Central Transportation Corporation, Bank of America National Trust and Savings Association, as Agent, Bank of America Illinois, as Issuing Bank, and the Banks party thereto. Each of the undersigned hereby consents to Wisconsin Central Transportation Corporation's execution and delivery of the Second Amendment to the Credit Agreement dated as of December 17, 1996. Each of the undersigned hereby confirms that the Guaranty continues in full force and effect as a guaranty of the Liabilities (as defined in the Guaranty) after giving effect to such amendment.

         This Consent may be executed in any number of counterparts and by different parties on separate counterparts.

         IN WITNESS WHEREOF, each of the undersigned has caused this Consent to be executed and delivered as of December 17, 1996.


                                                WISCONSIN CENTRAL LTD.


                                                By:
                                                Name:
                                                Title:


                                                FOX VALLEY & WESTERN LTD.


                                                By:
                                                Name:
                                                Title:


                                                WCL RAILCARS, INC.


                                                By:
                                                Name:
                                                Title:

                                                SAULT STE. MARIE BRIDGE COMPANY


                                                By:
                                                Name:
                                                Title:

                                                  Exhibit C to Second Amendment



                                December 17, 1996



To:      Bank of America National
         Trust and Savings
         Association, as Agent,
         Bank of America Illinois,
         as Issuing Bank,
         and Bank of America
         National Trust and Savings
         Association, Bank of
         America Illinois, The First
         National Bank of Boston,
         The Bank of New York,
         Firstar Bank Milwaukee, N.A.,
         The Northern Trust Company,
         Harris Trust and
         Savings Bank, The Bank of
         Nova Scotia, and The Chase
         Manhattan Bank as Banks party
         to the Credit Agreement
         hereinafter referred to

Re: Credit Agreement, dated as of November 21, 1994, as amended by the First Amendment dated October 23, 1995 (the "Credit Agreement"), among Wisconsin Central Transportation Corporation, Bank of America National Trust and Savings Association, as Agent, Bank of America Illinois, as Issuing Bank, and the other financial institutions party thereto

Ladies and Gentlemen:

         We have acted as counsel to Wisconsin Central Transportation Corporation, a Delaware corporation (the "Company"), and its Restricted Subsidiaries in connection with the negotiation, execution and delivery of the Second Amendment, dated the date hereof (the "Amendment"), to the above-captioned Credit Agreement. Capitalized terms used in this opinion and not otherwise defined herein shall have the respective meanings specified therefor in the Credit Agreement. We are providing this opinion to the Agent and each Bank at the request of our client and in accordance with Section 4.1(h) of the Amendment.

         We advise you that a partner of the firm is an officer and director of the Company and the Restricted Subsidiaries, a shareholder of the Company and a trustee of a trust that is also a shareholder of the Company.

         In connection with this opinion letter, we have examined executed counterparts of the Amendment, the Guaranty executed by Sault Ste. Marie Bridge Company (the "SSM Guaranty") and the Consent of Guarantors (the "Consent") and such other documents, records and other matters as we have considered necessary in connection with the expression of the opinions hereinafter set forth. We have assumed: (a) the genuineness of the signatures on all documents and instruments (except for the signatures of the officer of the Company on the Amendment, of each of the Restricted Subsidiaries on the Consent and of Sault Ste. Marie Bridge Company on the SSM Guaranty); and (b) that the Amendment, the Credit Agreement as amended by the Amendment (the "Amended Credit Agreement") and the Consent constitute the legal, valid and binding obligation of the respective parties thereto, if any, other than the Company and the Restricted Subsidiaries.

         Based upon the foregoing, we are of the opinion that:

     1. Each of the Company and each of its Subsidiaries (other than WC Canada Holdings, Inc. and Algoma Central Railway Inc. as to which we express no opinion):
                 (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule I hereto;

                 (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business, execute and deliver the Amendment and the Consent and perform its obligations under the Amended Credit Agreement and the Guaranty; and

     (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of the jurisdictions set forth on Schedule I hereto. Wisconsin Central Ltd. and Fox Valley & Western Ltd. have not qualified to do business in Wisconsin since Wisconsin only requires an out-of-state railroad to qualify to do business in that state if such railroad first transacted business in the State of Wisconsin after January 1, 1994. Wisconsin Central Ltd. and Fox Valley & Western Ltd. each began transacting business in Wisconsin prior to January 1, 1994, so the failure to qualify to do business in Wisconsin does not affect either railroad's ability to operate its railroad in Wisconsin.

     2. The execution and delivery by the Company of the Amendment and the performance by the Company of the Amended Credit Agreement, the execution and delivery by Sault Ste. Marie Bridge Company of the SSM Guaranty and the execution and delivery by each Restricted Subsidiary of the Consent and the performance by each Restricted Subsidiary of the Guaranty, have been duly authorized by all necessary corporate action, and do not and will not: (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any document evidencing any Contractual Obligation to which such Person is a party and of which we have knowledge after due inquiry, or (ii) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Requirement of Law.

         3. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Restricted Subsidiaries of the Amendment, the Amended Credit Agreement, the Consent, the Guaranty or any other Loan Document.

         4. Each of the Amendment and the Amended Credit Agreement and each of the Consent and the Guaranty constitutes the legal, valid and binding obligation of the Company and its Restricted Subsidiaries, respectively, enforceable against such Person in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, by equitable principles including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforceability is considered in a proceeding in equity or at law), and, in the case of the Guaranty, by laws regarding fraudulent transfers and obligations.

         5. To the best of our knowledge, there are no actions, suits, proceedings, claims or disputes pending at law, in equity, in arbitration or before any Governmental Authority, against the Company, or any of its Restricted Subsidiaries or any of their respective properties which purport to adversely affect the legality, validity, binding effect or enforceability of the Amendment, the Amended Credit Agreement, the Consent or the Guaranty. To the best of our knowledge, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Amendment, the Amended Credit Agreement, the Consent or the Guaranty, or directing that the transactions provided for therein not be consummated as therein provided.

         6. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

         7. As of the date hereof, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 to the Credit Agreement and Algoma Central Railway Inc., an Unrestricted Subsidiary.

         We express no opinion as to the enforceability of (i) any provision for the payment of interest on interest or (ii) any waiver of the right to trial by jury.

         The opinions set forth in this letter are limited to the Federal laws of the United States of America, the laws of the State of Illinois, the Michigan Business Corporation Act and the General Corporation Laws of the State of Delaware.

         This opinion letter is being furnished to you and may be relied upon only by you and any permitted assignee or transferee in connection with the Amended Credit

Agreement and the transactions described therein. The opinions expressed herein are limited in all respects to the law existing on the date hereof.

                                                Very truly yours,


                                                McLACHLAN, RISSMAN & DOLL


                                                By

                                   SCHEDULE I
                                  TO OPINION OF
                            McLACHLAN, RISSMAN & DOLL



                                     Jurisdiction of                Foreign
Name of Corporation                   Organization               Qualifications
-------------------                   ------------               --------------


Wisconsin Central                       Delaware                    Illinois
  Transportation Corporation

Wisconsin Central Ltd.                  Illinois                    Minnesota
                                                                    Michigan

Fox Valley & Western Ltd.               Illinois                      None

WCL Railcars, Inc.                      Illinois                      None

Wisconsin Central                       Delaware                      None
  International, Inc.

Sault Ste. Marie                        Michigan                      None
  Bridge Company